PROJECTED BONUS AWARD TABLE

Name	2008 STIP Target Award Percentage	2008 Base Salary	Projected Bonus Amount
Jerome Atkinson	80%	$455,000	$91,000
Donald Hamm	80%	$500,000	$100,000
S. Craig Lemasters	80%	$500,000	$100,000
Michael Peninger	80%	$500,000	$100,000
Lesley Silvester	85%	$500,000	$106,250